Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective this 13th day of January, 2014 (the “Effective Date”) by and between CC Media Holdings, Inc. (the “Company”) and Robert Pittman (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain employment agreement, dated October 2, 2011 (the “Predecessor Employment Agreement”);

WHEREAS, the Company desires to continue to retain the services and employment of the Employee on behalf of the Company, and the Employee desires to continue his services and employment with the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Employee and the Company mutually desire to terminate and cancel the Predecessor Employment Agreement and, in connection therewith, to provide for the continued services and employment of the Executive by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                      TERM OF EMPLOYMENT.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on January 13, 2019 (the “Initial Term”).  At the conclusion of the Initial Term and on each anniversary thereof, the term of this Agreement shall be automatically extended for successive one year periods unless either the Company or the Employee elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of non-renewal to the other party that the Employment Period (as defined below) shall not be extended.  If this Agreement is extended pursuant to the foregoing provisions, all terms and conditions of this Agreement shall remain the same; provided, however, that the terms of this Agreement may be modified in accordance with Section 15.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period” or “Term.”

2.                      TITLE AND EXCLUSIVE SERVICES.

(A)           TITLE AND DUTIES.  During the Employment Period, the Employee shall serve as (i) Chief Executive Officer of the Company and (ii) Executive Chairman of the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“CC Outdoor” and together with the Company, the “Company Group”).  The Employee will perform job duties, and have the authority, that are usual and customary for these positions, and will perform additional services and duties that the Company Group may from time to time designate that are consistent with the usual and customary duties of these positions. In his capacity as Chief Executive Officer of the Company, the Employee will report to the Company’s Board of Directors (the “Board”) and, in his capacity as Chairman of CC Outdoor, the Employee will report to CC Outdoor’s Board of Directors.  The Employee acknowledges receipt of the Company Group’s Code of Business Conduct and Ethics and will review and abide by its terms.  The Company Group acknowledges and agrees that the Employee may exercise discretion regarding the time and location for performance of his services under this Agreement.

(B)           EXCLUSIVE SERVICES.  The Employee will devote his substantial working time and efforts to the business and affairs of the Company Group and its subsidiaries and affiliates; provided that nothing herein shall preclude the Employee from (i) serving on the corporate, civic or charitable boards or committees listed on Exhibit A, or such other boards and committees on which the Employee is active as of the Effective Date and which previously have been disclosed to the Board in accordance with the terms of the Predecessor Employment Agreement; (ii) with advance notice to the Board, participating (including as a board member) in educational, welfare, social, religious and civic organizations; (iii) with prior written approval of the Board from serving as a director of for profit entities; (iv) engaging in venture investing, and performing advisory services with respect to such investments, either individually or through entities formed with others for such purpose; and (iv) such other activities that do not violate Section 4 hereof, in each case, as do not interfere or conflict with the Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company Group.  The parties further acknowledge and agree that the Employee is a founding member of Pilot Group LP and Pilot Group II LP and may continue to provide services to, or in respect of existing investments held by, Pilot Group LP and Pilot Group II LP on a basis consistent with the level of services provided thereto since November 15, 2010.

3.                      COMPENSATION AND BENEFITS.

(A)           BASE SALARY.  The Employee shall be paid an annual salary of One Million and Two Hundred Thousand Dollars ($1,200,000.00) (as increased from time to time, “Base Salary”).  All payments of Base Salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate.  Base Salary may be increased (but not decreased) from time to time by the Board or its Compensation Committee.

(B)           PERFORMANCE BONUS.  The Employee will be paid during the calendar year following that in which the performance bonus has been earned any performance bonus earned in accordance with the Performance Bonus Calculation attached as Exhibit B to this Employment Agreement.  The Employee’s target annual bonus (the “Target Bonus”) for the achievement of reasonable performance goals set in good faith after consultation with the Employee shall be 150% of his Base Salary.

(C)           EMPLOYMENT BENEFIT PLANS.  The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

(D)           AIRCRAFT USAGE.  During the Term, the Company shall make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900 (the “Falcon”)) available for the Employee’s business and personal use.  The Company will pay all costs associated with the provision of aircraft as described in this Section 3(D).  To the extent the Employee maintains appropriate licenses and meets all applicable insurance requirements, the Company acknowledges and agrees that the Employee may pilot the Falcon or other aircraft made available pursuant to this Section 3(D) and will be named on any applicable insurance policies with liability limits equivalent to those in place as of the date of this Agreement.  To the extent that the Falcon or another company aircraft is not available due to service or maintenance issues, the Company shall charter a comparable aircraft for Employee’s business and personal use, it being understood and agreed that the Employee shall not be permitted to pilot any aircraft so chartered.  The Employee shall have the right to the use of such aircraft for travel that is not for Company business (including flights on which the Employee is not present), it being understood and agreed that the Employee shall not be restricted in the number of guests that may travel on either personal or business travel; provided that at all times (i) the total number of passengers shall not exceed the operating limitations for such flight as determined by the pilot-in-command and (ii) the number of available seats for guests shall be determined after the transportation needs of persons traveling on Company business shall be satisfied. The Company shall impute income to the Employee for use of the aircraft as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes. The Employee shall have the right to approve the availability of the Falcon for use by Company personnel as shall be further reflected in any Company aircraft use policy. The Company will consider the Employee's preferences when assigning the crew and service personnel to a flight operated by the Company but, as the party with operational control of the flight and in accordance with FAA requirements, the Company shall make the final decision in assigning crew to each flight operated by it and the charter company shall have sole and exclusive responsibility for assigning crew to the flights chartered by the Company for the Employee. Except as set forth herein, the Employee's use of the aircraft shall be consistent with applicable Company policy, it being understood and agreed that such policies will in no way prohibit or restrict Employee’s personal use of the aircraft or otherwise impose obligations or requirements that are inconsistent with this paragraph.

(E)           CAR AND DRIVER.  During the Term, the Company shall make a car and driver (which is expected to be a third party car service) available for the Employee’s business and personal use in and around the New York area as well as anywhere else on Company business.  The Company shall impute income to the Employee for use of such car and driver as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes.

(F)           EXPENSES.  The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company Group upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy.  The Company shall promptly reimburse the Employee for the reasonable legal fees incurred by the Employee in connection with negotiating this Agreement.

(G)           EQUITY.

(i)           Within 30 days following the Effective Date, the Company shall (1) grant the Employee 350,000 restricted common shares of the Company’s stock substantially in the form set forth on Exhibit C attached hereto, and (2) shall cause CC Outdoor to grant the Employee 271,739 restricted common shares of CC Outdoor stock substantially in the form set forth on Exhibit D attached hereto.

(ii)           The Company and the Employee acknowledge and agree that the Employee is a party to that certain Stock Purchase Agreement, dated November 15, 2010 by and among CC Media, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., and Pittman CC LLC (the “Stock Purchase Agreement”) and that the Company and its affiliates have certain repurchase rights set forth in Sections 4, 5 and 6 of the Stock Purchase Agreement with respect to a specified number of Purchased Shares (as defined in the Stock Purchase Agreement) (the “Repurchase Rights”).  The parties agree that, consistent with the Predecessor Employment Agreement, the Employee’s status as an employee pursuant to this Agreement shall not trigger any repurchase rights under the Stock Purchase Agreement.  The Company and its affiliates shall not be permitted to exercise the Repurchase Right with respect to any of the Purchased Shares and the Employee remains vested in all of the Purchased Shares.

(iii)           The Employee’s right to demand that the Company repurchase a specified number of Purchased Shares as set forth in Section 5.3 of the Stock Purchase Agreement shall apply in the event that the Employee is terminated by the Company without Cause or by the Employee for Good Cause.

4.	RESTRICTIVE COVENANTS.

(A)           PROPRIETARY INFORMATION.  The Employee recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the Company Group and its subsidiaries. As a result, both during the Term and thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company Group and its subsidiaries, any non-public confidential, proprietary, business and technical information or trade secrets of the Company Group or any affiliate thereof (the “Proprietary Information”) revealed, obtained or developed in the course of his current or prior engagement with the Company Group, any of its subsidiaries or any predecessor companies thereof. Proprietary Information shall include, but shall not be limited to the following: the intangible personal property; technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received by the Company Group, any of its subsidiaries or the Employee from a third party subject to an obligation of confidentiality and/or non-disclosure of which Employee is aware. Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the Term as Employee reasonably determines are appropriate in the exercise of his business judgment as Chief Executive Officer of CC Media and Executive Chairman of the Board of Directors of CC Outdoor or as may be necessary to the effective and efficient discharge of the duties required hereunder; to seek legal advice; or as such disclosures may be required by law or as determined by counsel to the Company. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Agreement. Failure by any of the Company Group or its subsidiaries to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(B)           NONCOMPETITION.  The Employee acknowledges that the Employee’s services for the Company Group are of a unique nature and are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group.  Accordingly, during the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any “Competitor” (as defined on Exhibit E) engaged in a “Competitive Business” (as defined below) in any locale of any country in which the Company Group conducts business.  Nothing in this Section 4(B) shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor engaged in a Competitive Business, so long as the Employee has no active participation in the business of such corporation.  As used herein, the term “Competitive Business” shall mean the business activities of the Company Group and the Company Group’s subsidiaries and affiliates as presently conducted, as conducted at any time during the Term, or (to the knowledge of Employee) as planned to be conducted by the Company Group or the Company Group’s subsidiaries or affiliates on the date of termination of the Term.  Notwithstanding the foregoing, the Employee’s performance of services and activities related to the portfolio companies of Pilot Group LP and Pilot Group II LP shall not constitute a breach of the provisions of this Section 4(B).  Notwithstanding anything set forth in this Section 4(B) to the contrary, the Employee shall not be prohibited from becoming employed by an Eligible Entity (as defined below) so long as the Employee does not provide any strategic, day-to-day operational, or other direct services to any business unit of such Eligible Entity that is a Competitive Business. For this purpose, an “Eligible Entity” is an entity that has multiple business lines, one of which is a Competitive Business, so long as the Competitive Business represents less than fifteen percent (15%) of the revenue generated by the entity of which the business unit is a part.

(C)           NONSOLICITATION; NONINTERFERENCE.  During the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s performance of his services to the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company Group or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group or any of its subsidiaries or affiliates (other than Steven Cutler and Employee’s executive assistant) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 4(C) while so employed or retained and for a period of six (6) months thereafter.  This Section 4(C) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities; by sales of advertising or similar products to customers of the Company Group except as would violate Section 4(B); or by the Employee serving as a reference.  Notwithstanding the foregoing, the Employee’s performance of services and activities related to the portfolio companies of Pilot Group LP and Pilot Group II LP shall not constitute a breach of the provisions of this Section 4(C).

(D)           NONDISPARAGEMENT.  The Employee agrees while employed by the Company and for three years thereafter, other than in the good faith performance of his duties to the Company Group, not to disparage the Company Group or its affiliates or individuals whom Employee knows are its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company shall not, and it shall direct the executive officers and directors of the Company and CC Outdoor to not, directly or indirectly, while Employee is employed by the Company and for three years thereafter, disparage the Employee in a manner likely to be harmful to him or his business or personal reputation.The foregoing shall not be violated by truthful statements, including statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive types of statements that are not derogatory in nature.

(E)           ENFORCEMENT.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.  In the event of any material violation of the provisions of this Section 4, the parties acknowledge and agree that the applicable post-termination restriction contained in this Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(F)           REMEDIES.  The parties acknowledge and agree that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  It is also agreed that the Company Group’s subsidiaries will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation, pursuant to this Section 4.

(G)           FORFEITURE.  In the event of a final judgment by a court of competent jurisdiction that the Employee has materially breached any of the provisions of this Section 4, the Employee shall forfeit the right to receive any further benefits under this Agreement (other than the rights under Section 11 hereof), but only after any and all permissible appeals from said final judgment have been taken and adjudicated (or the deadline for such appeals has elapsed without such appeals having been taken).

5.                      TERMINATION.  The Employee’s employment with the Company may be terminated under the following circumstances:

(A)           DEATH.  The Employee’s employment with the Company shall immediately terminate upon his death.

(B)           DISABILITY.  The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 180 days in any 12 month period, as determined by the Company.

(C)           TERMINATION BY THE COMPANY.  The Company may terminate the Employee’s employment without Cause, subject to the severance obligations in Section 6(C).  The Company may also terminate his employment for Cause.  A termination for “Cause” must be for one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, the Employee for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement or (vi) a material violation by the Employee of the Company’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (i), (iii), (v) or (vi) unless Employee has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and Employee fails to cure or remedy such act, omission, or circumstances within fifteen (15) business days after receipt of such notice.

(D)           TERMINATION BY EMPLOYEE FOR GOOD CAUSE.  The Employee may also terminate this Agreement at any time for “Good Cause,” which is defined as one of the following: (i) a repeated willful failure of Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; or (ii) a substantial and adverse change in the Employee’s position, material duties, responsibilities, or authority; or (iii) a material reduction in the Employee’s base salary, Performance Bonus opportunity or Additional Bonus opportunity.  If the Employee elects to terminate this Agreement for “Good Cause” as described above in this paragraph, the Employee must provide the Company written notice within thirty (30) days of the occurrence of “Good Cause,” after which the Company shall have fifteen (15) business days within which to cure.  If in spite of the Company’s efforts to cure, the Employee still elects to terminate this Agreement, he must do so within ten (10) days after the end of the cure period.  Nothing in this Agreement is intended to prevent Employee from terminating his employment or this Agreement without Good Cause.

6.                      COMPENSATION UPON TERMINATION.

(A)           DEATH OR DISABILITY.  If the Employee’s employment with the Company terminates due to the Employee’s death pursuant to Section 5(A) or due to the Employee’s disability pursuant to Section 5(B), the Company will pay to the Employee or, in the event of the Employee’s death, such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, (i) within 45 days of said termination (or such earlier date as may be required by applicable law), a lump sum amount equal to the Employee’s accrued and unpaid Base Salary; (ii) any earned but unpaid performance bonus pursuant to Section 3(B) for a previous year, with any such bonus to be paid when such bonus would otherwise be paid (an “Earned Bonus”); (iii) the Employee’s prorated performance bonus set forth in Section 3(B), if any (See Exhibit B), based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) and payable at the same time bonuses for such year are paid to other senior executives of the Company (a “Prorated Performance Bonus”); and (iv) any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  If the Employee or his estate has signed and returned (and has not revoked) a severance agreement and general release of claims substantially in the form annexed hereto as Exhibit F (such an agreement and release, the “Release”) by the sixtieth (60th) day following the Employee’s date of termination, the Company will reimburse the Employee or his estate for all COBRA premium payments paid by Employee or his estate for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee and his estate shall forfeit any right to such payments, if the Employee or his estate revokes, or attempts to revoke, the Release.

(B)           TERMINATION BY THE COMPANY FOR CAUSE.  If the Employee’s employment with the Company is terminated by the Company for Cause pursuant to Section 5(C), the Company will, within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(C)           NON-RENEWAL BY THE COMPANY; TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EMPLOYEE FOR GOOD CAUSE.  If the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 5(C) or if the Company gives a notice of non-renewal in accordance with Section 1, in each case, the Employment Period (and the Employee’s employment) shall end on a date to be determined by Company, or if the Employee’s employment with the Company is terminated by the Employee for Good Cause pursuant to Section 5(D), the Company will, within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  In addition, if the Employee has signed and returned (and has not revoked) the Release by the sixtieth (60th) day following the Employee’s date of termination, the Company will (1) pay to the Employee, in periodic ratable installment payments twice per month over a period of two years following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, an aggregate amount equal to two times the sum of the Employee’s Base Salary and Target Bonus, (2) reimburse the Employee for all COBRA premium payments paid by Employee for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination, and (3) pay to the employee a Prorated Performance Bonus; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee shall forfeit any right to such payments, if the Employee revokes, or attempts to revoke, the Release.

(D)           NON-RENEWAL BY THE EMPLOYEE OR TERMINATION BY THE EMPLOYEE WITHOUT GOOD CAUSE.  If the Employee gives notice of non-renewal under Section 1 or if the Employee’s employment with the Company is terminated by the Employee without Good Cause, employment shall end on the date set forth in Employee’s notice of resignation or of non-renewal or such earlier date as is determined by Company and the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(E)           EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS.  Upon complying with Sections 6(A) through 6(D) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement or as required under any employee benefit or written equity plan, program or arrangement, provided that such compliance will not adversely affect or alter the Employee’s rights under any indemnification or D&O arrangement, employee benefit or written equity plan, program or arrangement of the Company Group in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(F)           CERTAIN ADDITIONAL PAYMENTS.

(i)           If at a time when the Executive would be subject to the tax imposed by Section 4999 of the Code and the stockholder approval rules of Q&A-6 are not applicable, it shall be determined that any payment that is either received by the Employee or paid on the Employee’s behalf or any property, or any other benefit provided to the Employee under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company (but only if such payment or other benefit is in connection with (i) the Employee’s employment by the Company or (ii) provided pursuant to an agreement or arrangement entered into by the Company or its subsidiaries prior to such change of ownership or of control of the Company (or in the ownership of a substantial portion of the assets of the Company)) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this Section 6(F), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.  Notwithstanding the foregoing provisions of this Section 6(F), if it shall be determined that the Employee is otherwise entitled to the Gross-Up Payment in accordance with this Section 6(F), but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive, and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  For purposes of this Section 6(F), (A) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), and (B) the “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii)           Notwithstanding anything to the contrary contained herein, if, immediately prior to such change of ownership or control of the Company, (a) the shareholder approval mechanics of Q&A 6 of the Treas. Reg. Section 1-280G are potentially available for use, and (b) the Employee declines to waive that portion of the Company Payments that exceeds three times the Employee’s “base amount” (as defined under Section 280G(b)(3) of the Code) and submit such Company Payments to a shareholder vote in accordance with Q-7 of Section 1.280G-1 of the Treasury Regulations, Section 6(F)(i) shall apply but the Gross-Up Payment will be reduced to an amount equal to the Excise Tax.

(iii)           For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee.  The determination of the Accountants shall be final and binding upon the Company and the Employee.

(iv)           For purposes of determining the amount of the Gross-Up Payment, the Employee’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Employee to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Employee), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

(v)           The Gross-Up Payment or portion thereof provided for in paragraph (iii) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (c) above, as soon as the amount thereof can reasonably be determined.  Subject to paragraphs (iii) and (viii) of this Section 6(F), in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(vi)           The Employee shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by the Employee to give such notice promptly shall not result in a waiver or forfeiture of any of the Employee’s rights under this Section 6(F) except to the extent of actual damages suffered by the Company as a result of such failure.  If the Company notifies the Employee in writing within fifteen (15) days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Employee its ability to pay any resulting Gross-Up Payment), the Employee shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim;

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Employee;

(3)           cooperate with the Company in good faith in order effectively to contest such claim; and

(4)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Employee’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest (including but not limited to those of the Employee’s personal counsel) and shall indemnify and hold the Employee harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(vii)           The Company shall be responsible for all charges of the Accountants.

(viii)           The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(F).

(ix)           Nothing in this Section 6(F) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Employee and the repayment obligation null and void.

(x)           Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Section 6(F) shall be paid to the Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Employee and as otherwise provided under Treasury Regulation §1.409A-3(i)(1)(v).  Notwithstanding any other provision of this Section6(F), the Company may, in its sole discretion, withhold and pay over to the applicable taxing authority, for the benefit of the Employee, all or any portion of any Gross-Up Payment, and the Employee hereby consents to such withholding.

(xi)           Notwithstanding anything contained in this Agreement or any other agreement between the Employee and the Company or any of its subsidiaries to the contrary, the Employee and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Employee would otherwise be entitled to receive pursuant to this Agreement or any such other agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code.

(G)           NONQUALIFIED DEFERRED COMPENSATION.  To the extent that the payment of any amount under this Section 6 constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 14), any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.  If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any amounts to which the Employee is entitled under this Section 6 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (1) the 6-month anniversary of the Employee’s date of termination and (2) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

(H)           TAX PAYMENTS UPON CERTAIN TERMINATIONS.  If the Employee’s employment with the Company terminates due to the Employee’s death pursuant to Section 5(A), due to the Employee’s disability pursuant to Section 5(B), or due to Retirement as defined herein, the Employee shall be entitled to receive, within 30 days following termination or, if applicable, the Retirement Date, in addition to any other payments provided for above in Section 6(A), a lump sum amount equal to any taxes paid by the Employee in accordance with Section 83(b) of the Code with respect to equity that is granted pursuant to the terms of Section 3(G)(i)(1) and which, at the time of such death, disability, or Retirement, remains unvested (the “Section 83(b) Gross-up”); provided, that the Section 83(b) Gross-Up shall only be paid if the Employee or his estate has signed and returned (and has not revoked) the Release by the sixtieth (60th) day following the Employee’s date of termination.  For purposes herein, “Retirement” shall occur if, for the 12-month period following the Employee’s termination by reason of non-renewal of the Employment Period by either party (excluding, for the avoidance of doubt, termination by the Company for Cause or due to disability) or by the Employee without Good Cause, the Employee does not commence employment with or provide significant services as an advisor or consultant to the Company or any unaffiliated companies.  For the avoidance of doubt, and without limiting the generality of the foregoing, the Employee shall not be deemed to have commenced employment or provided significant services for purposes of this Section 6(H) solely by virtue of his (i) engaging in venture investing and performing advisory services with respect to such investments, either individually or through entities formed with others (so long as Employee is the majority equity Investor in funds formed with others) for such purpose; (ii) serving as a director or board member or in a similar role on any board or committee of a non-competitive for-profit entity; or (iii) participating (including as a board member) in educational, welfare, social, religious and civic organizations.

7.                      PARTIES BENEFITED; ASSIGNMENTS; SURVIVAL.  This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.  The provisions of Sections 4-17 shall survive any termination of the Term or this Agreement.

8.                      NOTICES.  Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid.  If to the Board or the Company Group, the notice will be sent to Chief Legal Officer, Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, TX 78209 and a copy of the notice will be sent to Jon A. Ballis P.C., Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654.  If to the Employee, the notice will be sent to the Employee’s last known address within the Company’s records.  Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

9.                      DEFINITION OF COMPANY.  As used in this Agreement, the term “Company” shall include any of its or their present and future divisions, operating companies, subsidiaries and affiliates.

10.                      LITIGATION AND REGULATORY COOPERATION.  During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation.  The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company Group at mutually convenient times.  During and after the Employee’s employment, the Employee also shall cooperate fully with the Company Group in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company.  For the avoidance of doubt, Employee’s performance under this paragraph will be at times convenient to the Employee, and Employee will not be expected to alter personal or other business travel or engagements in order to meet said obligations.  The Company will provide private air travel to the Employee in connection with his performance under this paragraph and will reimburse the Employee for all reasonable costs and expenses incurred in connection thereto, including, but not limited to, reasonable attorneys’ fees and costs.

11.                      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.  The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject, to the extent required by applicable law, to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise or benefit or equity plan as a director, officer,employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).  The Company covenants to maintain during the Employee’s employment and for six (6) years thereafter for the benefit of the Employee (in his capacity as an officer of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof or, if greater, hereafter; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not commercially available.

12.                      GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s services to the Company Group or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s services to the Company Group or any affiliate of the Company Group, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 8 hereof (or to such other address as the Employee may have on file with the Company’s records), and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13.                      REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.  The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder.

14.                      SECTION 409A COMPLIANCE.

(A)           It is the intent of the Company and the Employee that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Code and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.

(B)           Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(C)           To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(D)           For purposes of Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

15.                      MISCELLANEOUS.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof, including, without limitation, the Predecessor Employment Agreement.  No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.  The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth below:

DATE: ___1/13/14_______________	CC MEDIA HOLDINGS, INC. By: __/s/ Richard J. Bressler_____________ Name: Richard J. Bressler Title: President & Chief Financial Officer

DATE: ___1/13/14_______________	ROBERT PITTMAN _/s/ Robert Pittman____________________
DATE: ___1/13/14_______________	With respect to Section 3(G)(ii) only: PITTMAN CC, LLC By: _/s/ Robert Pittman________________ Name: Robert Pittman Title:

Robert Pittman Employment Agreement Signature Page

Exhibit A

Management Committees of Pilot Group GP LLC, Pilot Group II GP LLC, and Pilot Group Manager LLC
David's Bridal
North America Membership Group, Inc.
Alliance for Lupus Research
New York Public Theater
New York City Ballet
Robin Hood Foundation
Rock and Roll Hall of Fame
Arnold Systems/ResHydro (advisory board)
Trigger Media (advisory board)
Styleowner (advisory board)
Group Commerce (advisory board)
International Gold Safekeeping Management, LLC (advisory board)
Black Rock Arts Foundation (advisory board)
Single Stop USA (advisory committee)

Exhibit B - Performance Bonus Calculation

For each calendar year ending during the Term, the Employee may earn a Performance Bonus in accordance with this Exhibit B.  A Performance Bonus shall be earned only to the extent determined in accordance with this Exhibit B and only if the Employee is employed by the Company on December 31 of the calendar year to which the Performance Basis relates.

The Employee’s performance objectives will be established by the Board of Directors of CC Media or its Compensation Committee (the “Committee”) after consultation with the Employee no later than the earlier of the date that is ninety (90) days after the commencement of the performance period or the day prior to the date on which twenty-five percent (25%) of the performance period has elapsed.  The performance period will be the calendar year or such other shorter or longer period designated by the Committee during which performance will be measured in order to determine the Employee’s entitlement to receive payment of a Performance Bonus.

When setting the Employee’s performance objectives, the Committee after consultation with the Employee shall specify the level or levels of performance required to be attained with respect to each objective in order that the Employee shall become entitled to receive payment of a performance bonus.  The aggregate target performance bonus that may be earned when all of the Employee’s performance objectives are achieved shall be not less than 150% of the Employee’s Base Salary as in effect when the performance metrics are established (the “Target Bonus”) for the calendar year to which the bonus relates when the performance period is a calendar year.  The Target Bonus shall vary on a pro rata basis for performance periods shorter or longer than a calendar year.

Performance objectives may be expressed in terms of any of the following business criteria with respect to the Company Group or any particular business unit of the Company Group or any direct or indirect subsidiary thereof: revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, improvements in ratings, implementing or completion of critical projects, or improvement in cash-flow (before or after tax).  These objectives may be measured over a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

Exhibit C - Form of CC Media Holdings, Inc. Restricted Shares Agreement

CC MEDIA HOLDINGS, INC.
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) dated January 13, 2014 (the “Grant Date”) is being entered into by CC Media Holdings, Inc., a Delaware corporation (the “Company”), and Robert Pittman (the “Grantee”) pursuant to the Clear Channel 2008 Executive Incentive Plan (as amended from time to time, the “Plan”).

WHEREAS, the Company has decided to grant the Grantee restricted shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”) pursuant to the Plan, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock.  This Agreement evidences the grant by the Company to the Grantee of shares of Common Stock of the Company (collectively, the “Restricted Stock”), on the terms provided in the Plan and set forth in this Agreement, in the aggregate amount of 350,000 shares of Restricted Stock on the Grant Date. Except as otherwise provided by the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any Restricted Stock, except as otherwise specifically provided for in the Plan or this Agreement.

2. Period of Restriction; Delivery of Unrestricted Shares.  Until the Restricted Stock vests in accordance with this Agreement, the Restricted Stock shall bear a legend indicating that the Restricted Stock is restricted and that the transfer of such stock is restricted. When shares of Restricted Stock awarded by this Agreement vest, the Grantee shall be entitled to receive unrestricted shares. If the stock certificates of the Restricted Stock contain legends restricting the transfer of such shares, the Grantee shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws); provided, however, that for the avoidance of doubt, any shares of Restricted Stock that vest pursuant to this Agreement shall be subject to Section 15.

3. Dividends and Other Distributions.  The Grantee shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock, provided that any such dividends or other distributions will be subject to the same vesting requirements as the Restricted Stock to which they relate, and, to the extent declared prior to vesting, shall be paid at the same time that such Restricted Stock vests pursuant to Section 4 hereof. In the event that such Restricted Stock is forfeited, any dividends or distributions previously declared with respect to such Restricted Stock shall also be immediately forfeited. If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were declared. Notwithstanding the foregoing, in the event that a dividend or other distribution is paid in respect of any unvested Restricted Stock with respect to which the Grantee has completed an election under Section 83(b) of the Code, the Company shall pay to the Grantee in cash a portion of such dividend or distribution in an amount equal to the amount that is payable by the Grantee in federal, state or local taxes on account of such dividend or distribution prior to the time that the Restricted Stock to which they relate vests, in such amount as determined by the Company in its sole discretion; provided, however, that for the avoidance of doubt, any portion so paid shall reduce the amount later owed to the Grantee in the event that such distribution or dividend later becomes vested and payable.

4. Vesting.  The grant of Restricted Stock evidenced by this Agreement shall be unvested as of the Grant Date and shall not be vested for purposes of this Agreement (and shall be subject to forfeiture) until all applicable vesting conditions set forth in this Section 4 are satisfied.

(a) Vesting of Restricted Stock. The Restricted Stock shall be divided into two tranches: 100,000 shares of Restricted Stock shall be “Time-Vesting Shares,” and 250,000 shares of Restricted Stock shall be “Performance-Vesting Shares.”  During the Grantee’s Employment, the Restricted Stock shall vest as follows:

(i) Time-Vesting Shares: The Time-Vesting Shares shall vest with respect to 50% of the total Time-Vesting Shares on each of December 31, 2017 and December 31, 2018, provided that the Grantee’s Employment continues through such time.

(ii) Performance-Vesting Shares: 100% of the Performance-Vesting Shares shall vest upon the achievement of a 1.0x Qualifying Return to Investor, provided that the Grantee’s Employment continues through such time.

(b) Change in Control. Subject to Section 4(b)(ii) below, upon a Change in Control, the Time-Vesting Shares shall continue to vest in accordance with Section 4(a)(i), and Section 4(c), and any outstanding and unvested Performance-Vesting Shares:

(i) If such Change in Control is also a Standalone CIC and subject to the Grantee’s continued Employment, the unvested Performance-Vesting Shares shall vest on the date, if any, that the Fair Market Value of one share of Common Stock reaches $36 (as appropriately adjusted for stock splits, consolidations, exchanges or similar transactions); or

(ii) If Change in Control is not a Standalone CIC, 75% of the unvested Performance-Vesting Shares shall vest if such Change in Control occurs prior to the first anniversary of the Grant Date; 50% of the Performance-Vesting Shares shall vest if Change in Control occurs after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date; and 25% of the Performance-Vesting Shares shall vest if such Change in Control occurs after the second anniversary of the Grant Date but prior to the third anniversary of the Grant Date. In a Change in Control that is not a Standalone CIC, any Performance-Vesting Shares that do not vest in accordance with this Section 4(b)(ii) shall be forfeited.

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(c) Termination of Employment.

(i) Subject to Sections 4(c)(ii) and 4(c)(iii) (or any other written agreement between the Company and the Grantee with respect to vesting and termination of Restricted Stock), (A) the Restricted Stock shall only vest on the dates specified above if the Grantee is then, and has continuously been, an Employee, and (B) any Restricted Stock that is not vested pursuant to the terms of Section 4 as of the Grantee’s termination of Employment for any reason (including, for the avoidance of doubt, the Grantee’s death, Disability and retirement) shall be immediately forfeited to the Company for no consideration and the Grantee shall have no further rights to such forfeited Restricted Stock.

(ii) In the event of the Grantee’s termination of Employment by the Company without Cause, by nonrenewal notice of the Company in a manner that entitles the Grantee to severance under the Employment Agreement, by reason of the Grantee’s death or Disability, or by the Grantee for Good Cause (each, a “Good Leaver Termination”), 50,000 shares of any then outstanding and unvested Time-Vesting Shares shall vest immediately and any remaining balance shall be forfeited; with respect to any outstanding unvested Performance-Vesting, such Shares shall continue to be subject to measurement on an ongoing basis during the 6-month period following such termination in accordance with Section 4(a); provided that such Shares shall be forfeited at the end of such 6-month period to the extent then unvested; provided, further, that such 6-month period of continued measurement shall terminate immediately if, within 90 days of such Good Leaver Termination, a Standalone CIC occurs, and, for the avoidance of doubt, no such 6-month period of continued measurement shall apply in the case of a Good Leaver Termination that follows a Change in Control of any kind.

(iii) In the event of a Good Leaver Termination that occurs within the 90-day period prior to a Change in Control or following such Change in Control, 100% of the outstanding and unvested Time-Vesting Shares shall vest.

(iv) In the event that a Standalone CIC occurs before the first anniversary of the Grant Date and a Good Leaver Termination occurs during the 18-month period following such Standalone CIC, 75% of the unvested Performance-Vesting Shares shall vest and the remainder shall be forfeited. In the event that a Standalone CIC occurs on or after the first anniversary of the Grant Date but before the second anniversary of the Grant Date and a Good Leaver Termination occurs within the 18-month period following such Standalone CIC, 50% of the unvested Performance-Vesting Shares shall vest and the remainder shall be forfeited. In the event that a Standalone CIC occurs on or after the second anniversary of the Grant Date but before the fifth anniversary of the Grant Date and a Good Leaver Termination occurs within the 18-month period following such Standalone CIC, 25% of the unvested Performance-Vesting Shares shall vest and the remainder shall be forfeited.

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(d) Expiration. Any Restricted Stock that does not vest pursuant to its terms prior to the tenth (l0th) anniversary of the Grant Date or, if earlier, the date the Restricted Stock is not eligible to vest under the provisions of this Section 4, shall immediately expire as of such date.

5. Tax Withholding; Section 83(b).

(a) The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock (the “Withholding Tax”).  At the Grantee’s request, the Company shall withhold shares of Common Stock with a Fair Market Value equal to the statutory minimum amount of the withholding tax obligation as determined by the Company unless the Company reasonably determines that the Grantee may reasonably and promptly sell enough Vested Shares in a public market to fund such Withholding Tax. In the event that any previously withheld amounts are insufficient to satisfy the Withholding Tax on account of the Restricted Stock, the Grantee shall remit to the Company, at the time required by the Company, an amount sufficient to satisfy the Withholding Tax or shall have made other arrangements satisfactory to the Company with respect to the Withholding Tax. To the extent that the Grantee does not satisfy the Withholding Tax, the Grantee shall forfeit an additional number the shares of Restricted Stock so that the Withholding Tax on the remaining Restricted Stock has been satisfied, as determined by the Company in its sole discretion.

(b) If the Grantee properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Grantee elects to make such election, and the Grantee agrees to timely provide the Company with a copy of any such election.

(c) If the Grantee shall fail to make payment of the Withholding Tax the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 5 hereof.

6. Nontransferability.  The Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Grantee (or any beneficiary of the Grantee), other than by testamentary disposition by the Grantee or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect. Following vesting of any Restricted Stock, the shares granted hereunder shall be subject to Section 5, but shall otherwise be transferable subject to legal limitations.

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7. Effect on Employment.  Neither this Agreement nor the grant of Restricted Stock hereunder shall give the Grantee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

8. Non-Competition, Non-Solicitation, Non-Disclosure.  In the event Section 4(G) of the Employment Agreement becomes applicable, the Company may require that (a) the Grantee forfeit to the Company the shares then held by the Grantee that were received in respect of this Agreement for no consideration; or (b) the Grantee remit or deliver to the Company (i) the amount of any gain realized upon the sale of any shares then held by the Grantee that were received in respect of this Agreement, and (ii) any consideration received upon the exchange of any the shares then held by the Grantee that were received in respect of this Agreement (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any shares then held by the Grantee that were received in respect of this Agreement, any amounts to which the Company is entitled as a result of Section 4(G) of such Employment Agreement. The Grantee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty.

9. Provisions of the Plan.  This Agreement and the Restricted Stock issued hereunder are subject to the provisions of the Plan, which are incorporated herein by reference. By accepting this Agreement, the Grantee acknowledges and agrees that a copy of the Plan has been furnished to the Grantee. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

10. Definitions.  Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan. Otherwise initially capitalized terms shall have the meaning provided for below:

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, or (b) if such specified Person is a natural person, any member of the immediate family of such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any of the Sponsors or any of their respective Affiliates or Affiliated Funds.

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“Affiliated Fund” means, with respect to any specified Person, (a) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor, (b) any other partnership, limited liability company or other legal entity controlled (i) jointly by the Sponsors and/or their respective Affiliates or (ii) individually by a single Sponsor and/or its Affiliates, in each case (i) and (ii) that is formed to invest directly or indirectly in the Company and that is designated as an Affiliate by the Sponsor or Sponsors that control, or whose Affiliates control, such entity.

“Cause” shall have the meaning ascribed to such term in the Employment Agreement.

“Change in Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons).

“Disability” shall have the meaning ascribed to such term in the Employment Agreement.

“Employment Agreement” means that certain Employment agreement by and between the Grantee and CC Media Holdings, Inc. (“CCMH”), dated as of January 13, 2014.

“Good Cause” shall have the meaning ascribed to such term in the Employment Agreement.

“IPO” shall be defined as the registration and listing for trading of the Sponsor’s shares in the Company or Clear Channel Outdoor Holdings, Inc. (or any successors to the Company or Clear Channel Outdoor Holdings, Inc.).

“Investor Shares” means shares of any type held by Clear Channel Capital IV, LLC and any successors in interest thereto and Clear Channel Capital V, L.P. and any successors in interest thereto (other than by purchase of such interests), (each, an “Investor”) and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spinoff, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance, but shall not include any stock, securities or other property interests issued after the date hereof for new consideration.

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“Person” means any natural person or individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” means a public offering and sale of shares of common stock of the Company, for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualifying Return to Investor” means the return at any time to the Sponsors and their respective Affiliates and Affiliated Funds, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all dividends and distributions to the Sponsors and their respective Affiliates and Affiliated Funds in respect of their Investor Shares and all cash, cash equivalent or marketable securities proceeds to the Sponsors and their respective Affiliates and Affiliated Funds from the sale or other disposition of such Investor Shares. For this purpose, “marketable securities” means securities received by the Sponsors in connection with a Change in Control that are listed for trading on NASDAQ, the New York Stock Exchange, or an analogous stock exchange of any foreign jurisdiction (e.g., Euronext, the Toronto Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, the Luxembourg Stock Exchange, etc.). For purposes hereof, the value of any such marketable securities shall not be determined until, and shall be conclusively determined on, the first date on which the Sponsors may freely transfer such marketable securities without violation of any law or any written agreement. Notwithstanding anything to the contrary contained here, if the Sponsors and their respective Affiliates and Affiliated Funds receive marketable securities that are not upon receipt freely transferable, such marketable securities shall not be deemed received until such time as they are freely transferable. In the event prior to the marketable securities becoming freely transferable there is a Change in Control such that the return of the Sponsors and their respective Affiliates and Affiliated Funds cease to be thereafter a measurement of vesting for Performance-Vesting Shares, any then received marketable securities that are not then freely transferable shall be valued thereafter when they become freely transferable at the lower of the Fair Market Value at the date of the Change in Control or the date they become freely transferable. In the case of a Change in Control that is not a Standalone CIC, the amount of shares vesting on the non Standalone CIC shall be recalculated based on such Fair Market Value and the vesting based on a percentage of the unvested shares shall also be recalculated and Grantee shall receive such the consideration received for such additional shares or the value of them at the time of liquidation to the extent they have previously been liquidated. In the event of a Standalone CIC, the amount of shares vesting on the Standalone CIC based on the Qualifying Return to Investor shall be recalculated and Grantee shall receive consideration received for such additional shares or the value of them at the time of liquidation if they have been liquidated or converted and the number of shares subject to vesting based on the criteria under Section 4(b)(i) reduced, provided that, if prior to the marketable securities becoming freely tradable, the Grantee becomes a Good Leaver, the vesting based on a percentage of the unvested shares shall also be vested and similarly paid. For clarity, (i) in the event of an IPO, “Qualifying Return to Investor” shall not include the value of Investor Shares that have not been sold by the Sponsors, and (ii) any shares of Restricted Stock that have been forfeited or cancelled at a time of a Change of Control because they have not vested shall only be measured for further consideration based on the provisions of this paragraph.

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“Sponsors” shall mean Bain Capital (CC) IX L.P. and its Affiliates and THL Equity Fund VI, L.P. and its Affiliates.

“Standalone CIC” means a Change in Control that the Board determines in good faith is not effected by an entity (either alone or as part of an integrated operating group of companies) with material operating assets and after which the business and operations of the Company and its subsidiaries as a whole continue on a standalone basis in manner materially consistent with that immediately prior to the CIC.

“Stockholders Agreement” means that certain stockholders agreement, dated as of July 29, 2008, by and among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Mark P. Mays, Randall T. Mays and the other stockholders from time to time party thereto, as amended from time to time in accordance with the terms thereof.

11. Compliance with Laws.  The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

12. Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

13. Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any interpretation of any capitalized terms used in the Employment Agreement shall be interpreted in accordance with the procedures therein and not by the procedures in the Plan.

14. General.  For purposes of this Agreement and any determinations to be made by the Administrator or the Committee, as the case may be, hereunder, the determinations by the Administrator or the Committee, as the case may be, shall be final and binding upon the Grantee and any transferee.

15. Lock-Up.  The Grantee agrees that in connection with a Public Offering, upon the request of the Company or the managing underwriters(s) of such Public Offering, the Grantee will not sell, transfer, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic ownership, or otherwise encumber or dispose of the Restricted Stock or any portion thereof for such period as the Company or such managing underwriter(s), as the case may be, may request, commencing on the effective date of the registration statement relating to such Public Offering and continuing for not more than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering), except with the prior written consent of the Company or such managing underwriter(s), as the case may be. The Grantee also agrees that he or she will sign a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

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16. Tag Along and Drag Along Rights.  Grantee shall be considered to be a “Tag Along Holder” and a “Stockholder” (as defined in the Stockholders Agreement) for purposes of Section 4 of the Stockholders Agreement only and shall be entitled to the benefits, and subject to the obligations, set forth therein (it being understood and agreed that unvested Restricted Stock held by Grantee shall be ineligible to be “Tag Eligible Shares” (as defined in the Stockholders Agreement)). The eligibility of Grantee to receive consideration for unvested Restricted Stock pursuant to Section 4.2 of the Stockholder Agreement shall be subject to the vesting and other terms of the Restricted Stock set forth herein.

17. Piggyback Registration Rights.  Grantee shall be considered to be a “Qualifying Holder” (as defined in the Stockholders Agreement) for purposes only of Sections 8.2, 8.3, 8.4 and 8.5 of the Stockholders Agreement, it being understood and agreed that Grantee’s Registrable Securities (as defined in the Stockholders Agreement) shall mean only the Restricted Stock that has vested pursuant to Section 4 herein. Grantee agrees that he shall comply, and must comply, with Sections 8.2, 8.3, 8.4 and 8.5 of the Stockholders Agreement as a condition of eligibility to participate in any transaction described therein.

18. Consent.  By signing this Agreement, the Grantee acknowledges and agrees that:

(a) the Company and the Company’s Affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of its business;

(b) they may disclose such information referenced in Section 18(a) to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in their view required for the proper conduct of their business; and

(c) this Section applies to information held, used or disclosed in any medium.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By: _______________________________

Name: _____________________________

Title: ______________________________

Dated: ____________________

Acknowledged and Agreed

__________________________

Name: Robert Pittman

Address of Principal Residence:

___________________________

___________________________

Signature Page to CC Media Holdings, Inc. Restricted Stock Award Agreement

Exhibit D- Form of Clear Channel Outdoor Holdings, Inc. Restricted Shares Agreement

Grantee: Robert Pittman

Grant Date: January 13, 2014

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2012 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), made as of this 13th day of January, 2014 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Robert Pittman (the “Grantee”), evidences the grant by the Company of an award of restricted stock (the “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Company and the Grantee agree as follows:

1. Basis for Award.  This Award is made under the Plan pursuant to Section 8 thereof for service rendered or to be rendered to the Company by the Grantee, subject to all of the terms and conditions of this Agreement, including, without limitation, Sections 3, 4, and 5 hereof.

2. Grant of Award.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Award, giving the Grantee 271,739 restricted shares of Class A Common Stock of the Company (the “Restricted Stock”) which shall be subject to the restrictions and conditions set forth in the Plan and in this Agreement.

(b) Shares of Restricted Stock shall be evidenced by book-entry registration with the Company’s transfer agent or designated third-party administrator, subject to such stop-transfer orders and other terms deemed appropriate by the Compensation Committee of the Company’s Board of Directors (the “Committee”) to reflect the restrictions applicable to such Restricted Stock. Notwithstanding the foregoing, if any certificate is issued in respect of shares of Restricted Stock at the sole discretion of the Committee, such certificate shall be registered in the name of Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Restricted Stock, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF JANUARY 13, 2014, ENTERED INTO BETWEEN THE REGISTERED OWNER AND CLEAR CHANNEL OUTDOOR HOLDINGS, INC.”

If a certificate is issued with respect to the Restricted Stock, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Grantee deliver a stock power, endorsed in blank, relating to the shares of Restricted Stock. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to the Restricted Stock, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Grantee (or his legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law. If the Award is forfeited in whole or in part, the Grantee will assign, transfer, and deliver any evidence of the shares of Restricted Stock to the Company and cooperate with the Company to reflect such forfeiture.

(c) The Grantee shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock, provided that any such dividends or other distributions will be subject to the same vesting requirements as the Restricted Stock to which they relate, and, to the extent declared prior to vesting, shall be paid at the same time that such Restricted Stock vests pursuant to Section 3 hereof. In the event that such Restricted Stock is forfeited, any dividends or distributions previously declared with respect to such Restricted Stock shall also be immediately forfeited. If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were declared. Notwithstanding the foregoing, in the event that a dividend or other distribution is paid in respect of any unvested Restricted Stock with respect to which the Grantee has completed an election under Section 83(b) of the Code, the Company shall pay to the Grantee in cash a portion of such dividend or distribution in an amount equal to the amount that is payable by the Grantee in federal, state or local taxes on account of such dividend or distribution prior to the time that the Restricted Stock to which they relate vests, in such amount as determined by the Company in its sole discretion; provided, however, that for the avoidance of doubt, any portion so paid shall reduce the amount later owed to the Grantee in the event that such distribution or dividend later becomes vested and payable.

(d) In addition to the forfeiture restrictions set forth herein, prior to vesting as provided in Sections 3, 4 and 5 of this Agreement, the shares of Restricted Stock may not be sold, assigned, transferred, hypothecated, pledged or otherwise alienated (collectively a “Transfer”) by the Grantee and any such Transfer or attempted Transfer, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, shall be void and of no effect.

(e) The Restricted Stock granted hereunder shall initially be unvested. Subject to Section 2(c) hereof, the Grantee shall not have the rights of a stockholder in respect of the shares of Restricted Stock until such shares become vested and no longer subject to the restriction in this Section 2, in each case in accordance with Sections 3, 4 or 5.  The shares of Restricted Stock that vest and become unrestricted pursuant to Sections 3, 4 or 5 are referred to herein as “Vested Shares”. The shares of Restricted Stock that continue to be subject to this Section 2 and have not become vested pursuant to Sections 3, 4 or 5 are referred to herein as “Unvested Shares”.

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3. Vesting.  Except as otherwise provided in this Agreement, the restrictions described in Section 2 of this Agreement will lapse, and such shares shall become Vested Shares with respect to 50% of the shares of Restricted Stock on each of December 31, 2016 and December 31, 2017 (each a “Vesting Date”); provided, that, the Grantee is continuously employed by or providing services to the Company through each such Vesting Date. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Grantee’s continued service with the Company through each applicable Vesting Date. In the event of the Grantee’s termination of employment or service for any reason, then, except as otherwise provided in this Agreement, all Unvested Shares shall be immediately forfeited and the Grantee shall have to further rights to the Unvested Shares hereunder.

4. Termination of Employment.

(a) If the Grantee’s employment with CCMH and its subsidiaries is terminated by CCMH for a reason other than Cause or by the Grantee for Good Cause (as defined in that certain employment agreement by and between the Grantee and CC Media Holdings, Inc. (“CCMH”), dated January 13, 2014 (the “Employment Agreement”)), 50% of the shares of Restricted Stock, if any, that would otherwise vest within 12 months after such termination shall remain and outstanding and vest on the date such shares would otherwise have vested; provided that if such termination occurs during (i) the 90-day period prior to a Change in Control (as defined below), the restrictions described in Section 2 of this Agreement will lapse, and such shares shall become Vested Shares with respect to 100% of the Vested Shares on the consummation of such Change in Control or (ii) the 12-month period following a Change in Control the restrictions described in Section 2 of this Agreement will lapse, and such shares shall become Vested Shares with respect to 100% of the shares of Restricted Stock.

(b) Subject to Section 4(a), if the Grantee ceases to be employed by CCMH and its subsidiaries for any reason (including, for the avoidance of doubt, the Grantee’s death, disability or retirement), any Unvested Shares outstanding as of termination shall be immediately forfeited without consideration and the Grantee shall have no further rights to such Unvested Shares hereunder. The Grantee’s status as an employee or other service-provider shall not be considered terminated in the case of a leave of absence agreed to in writing by CCMH or its subsidiaries (including, but not limited to, military and sick leave); provided that such leave is for a period of not more than three months or re-employment or re-engagement upon expiration of such leave is guaranteed by contract or statute. Subject to Section 4(a), if the Grantee ceases to be Executive Chairman of the Board of Directors of the Company but continues to be employed by CCMH, all Unvested Shares outstanding as of such termination will be converted into a number of shares of Restricted Stock (as such term is defined in the Clear Channel 2008 Executive Incentive Plan, as amended from time to time (the “2008 Plan”)) having an aggregate Fair Market Value (as defined in the 2008 Plan) equal to the aggregate Fair Market Value of such Unvested Shares, in each case, as of the date of such termination, with such Restricted Stock vesting on the terms and conditions as are set forth herein (substituting CCMH for the Company) and otherwise being governed by terms and conditions of the 2008 Plan and an award agreement issued thereunder having the same terms and conditions set forth herein. Upon such conversion the Grantee shall have no further rights under this Agreement.

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(c) Notwithstanding any other provision of this Agreement or the Plan to the contrary, if Section 4(G) of the Employment Agreement becomes applicable, then

(i) the Unvested Shares shall be immediately forfeited without consideration and the Grantee shall have no further rights to such Unvested Shares hereunder, and

(ii)  If within the one (1) year period immediately following the vesting of any Restricted Stock under this Agreement, the Grantee agrees that he/she will repay to the Company any gain realized on the vesting of such Restricted Stock (such gain to be valued as of the relevant vesting date(s) based on the Fair Market Value (as defined in Section 5.2 of the Plan) of the Restricted Stock vesting on the relevant vesting date). Such repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the value of the Restricted Stock on the relevant vesting date(s). The Company, to the extent it would not violate Code Section 409A, is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may own the Grantee to secure the repayment obligations herein contained.

5. Change in Control.  For the purposes hereof, the term “Change in Control” of the Company shall mean a transaction or series of transactions that constitutes an “Exchange Transaction” within the meaning of the Plan (or such other event involving a change in ownership or control of the business or assets of the Company as the Board, acting in its sole discretion, may determine). For the avoidance of doubt, the determination of whether a transaction or series of transactions constitutes an Exchange Transaction within the meaning of the Plan shall be determined by the Board, acting in its sole discretion.

6. Withholding.  The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock and, if the Grantee fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. The Grantee may elect to pay to the Company an amount equal to the statutory minimum amount of the taxes which the Company shall be required to withhold by delivering to the Company, cash, check or shares of Common Stock having a Fair Market Value equal to the statutory minimum amount of the withholding tax obligation as determined by the Company; provided that at the Grantee’s request, the Company shall withhold shares of Common Stock with a Fair Market Value equal to the statutory minimum amount of the withholding tax obligation as determined by the Company unless the Company reasonably determines that the Grantee may reasonably and promptly sell enough Vested Shares in a public market to fund such withholding tax obligations. If the Grantee properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If the Grantee shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as any other rights set forth in this Section 6. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Grantee elects to make such election, and the Grantee agrees to timely provide the Company with a copy of any such election.

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7. Section 409 A.  It is the intent of the Company that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A of the Code and applicable regulations and guidance thereunder (collectively, “Section 409A”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Section 409A or for any damages arising under Section 409A for failure of this Agreement to comply with Section 409 A or for exercising any rights permitted under this Agreement.

8. Non-Transferability.  This Award is not assignable or transferable except upon the Grantee’s death to a beneficiary designated by the Grantee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Grantee, pursuant to the Grantee’s will or by the laws of descent and distribution.

9. Limitation of Rights.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Grantee’s employment or other service.

10. Securities Representations.  The Grantee agrees, by acceptance of this Award, that, upon issuance of any Shares hereunder, that, unless such Shares are then registered under applicable federal and state securities laws, (i) acquisition of such Shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Grantee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to the issuance or transfer of Shares pursuant to this Award to comply with any law or regulation of any governmental authority.

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11. Notice.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

12. Incorporation of Plan by Reference.  This Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

13. Governing Law.  This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

14. Miscellaneous.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

15. Consent.  By signing this Agreement, the Grantee acknowledges and agrees that:

(a) The Company and the Company’s affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of such entity’s business.

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(b) In the event that disclosure is required for the proper conduct of the business (as determined by the Company and the Company’s affiliates), the Company and the Company’s affiliates may disclose the information referenced in Section 15(a) to third parties, including when such entities are situated outside the European Economic Area.

(c) This Section 15 applies to information held, used or disclosed in any medium.

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IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer. This Award shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By: _______________________________

Name: _____________________________

Title: ______________________________

Dated: _____________________________

For the sole purposes of Section 4(b), hereof,

CC MEDIA HOLDINGS, INC.

By: _______________________________

Name: _____________________________

Title: ______________________________

Dated: _____________________________

Acknowledged and Agreed

GRANTEE

__________________________________

Name: _____________________________

Address of Principal Residence:

__________________________________

__________________________________

Signature Page to Clear Channel Outdoor Holdings, Inc. Restricted Stock Award Agreement

Exhibit E

For purposes of the Agreement, the term “Competitor” shall mean any of the following companies:

•	CBS Corporation
•	Citadel Broadcasting Corporation
•	Cumulus Media, Inc.
•	Pandora Media, Inc.
•	Any other entity providing broadcast or streaming radio services that has ten million or more unique subscribers

Exhibit F

General Release

I, Robert Pittman, in consideration of and subject to the performance by CC Media Holdings, Inc. (together with its affiliates and subsidiaries, the “Company”), of its other obligations under the Employment Agreement effective July 29, 2013 (the “Agreement”) and of its obligations under my equity awards, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present and former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.           I understand that the payments or benefits paid or granted to me under Section 6 of the Agreement (other than the Accrued Salary and Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.           Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.           I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.           I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.           I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any rights under the Agreement, including but not limited to the Accrued Salary and Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Agreement, the Company’s organizational documents or otherwise, (iii) my vested economic rights under my outstanding equity incentive awards, including but not limited to my rights to accelerated vesting, or (iv) my rights to enforce the terms of this General Release.  For the avoidance of doubt, the foregoing shall not be included in “Claims” as defined above.

6.           In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 5(ii) above as of the execution of this General Release.

7.           I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.           I agree that if I violate this General Release by suing the Company or the other Released Parties with respect to any Claim, I will repay all severance benefits provided to me under the Agreement.

9.           I hereby acknowledge that Sections 4 and Sections 7 through 15 of the Agreement shall survive my execution of this General Release.

10.           I represent that, other than any claims specifically and expressly disclosed to the Company, I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

11.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach, act or omission by the Company or by any Released Party relating to the Agreement or any equity agreements after the date hereof.

12.           Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:                                                                          DATED:
Robert Pittman